Exhibit 99.1

News from Xerox
For Immediate Release
Xerox Corporation
201 Merritt 7
Norwalk, CT 06851-1056
tel+1-203-968-3000

Xerox Announces Second-Quarter Results, Delivers Increased Cash Flow, Earnings Growth and Margin Expansion

Second-Quarter 2019 Financial Summary:

•	$313 million of operating cash flow, up $78 million year-over-year, and $297 million of free cash flow, up $94 million year-over-year

•	GAAP earnings per share (EPS) of $0.77, up $0.35 year-over-year, and adjusted EPS of $0.99, up $0.19 year-over-year

•	Adjusted operating margin of 12.7 percent, up 170 basis points year-over-year

•	$2.3 billion of revenue in the quarter, a decrease of 8.8 percent in actual currency, or 7.2 percent in constant currency, year-over-year

•	Adjusting full-year revenue guidance to approximately 6 percent down at constant currency

•	Maintaining full-year guidance for EPS, adjusted operating margin and free cash flow

•	Completed $300 million of share repurchases year-to-date, expecting at least $600 million in total for the year

NORWALK, Conn., July 30, 2019 - Today Xerox (NYSE: XRX) announced its second-quarter 2019 financial results.

“This quarter we delivered improvements in EPS, adjusted operating margin and free cash flow largely underpinned by our enterprise-wide transformation initiative, Project Own It. These results have enabled us to increase planned investments for the second half of the year to support our revenue roadmap while maintaining our full-year guidance for EPS, adjusted operating margin and free cash flow,” said Xerox Vice Chairman and CEO John Visentin.

Key Financial Results:

(in millions, except per share data)	Q2 2019	Q2 2018	B/(W) YOY	% Change YOY
Revenue	$ 2,289	$ 2,510	$ (221)	(8.8)% AC (7.2)% CC1
Gross Margin	39.2%	39.9%	(70) bps
RD&E %	3.8%	4.0%	20 bps
SAG %	22.7%	24.9%	220 bps
Pre-Tax Income	$ 200	$ 133	$ 67	50%
Pre-Tax Income Margin	8.7%	5.3%	340 bps
Operating Income - Adjusted[1]	$ 290	$ 276	$ 14	5%
Operating Margin - Adjusted[1]	12.7%	11.0%	170 bps
GAAP EPS	$ 0.77	$ 0.42	$ 0.35	83%
EPS - Adjusted[1]	$ 0.99	$ 0.80	$ 0.19	24%
(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Key Business Highlights:

•	Investing in revenue-generating initiatives including, but not limited to:

◦	Adding new revenue streams for software and services targeting small and medium-sized businesses through partnerships with HP and American Express

◦	Expanding Xerox Business Solutions’ (XBS) IT Services capabilities to capitalize on this growing $95 billion market in the United States

◦	Acquiring two new multi-brand dealers, Rabbit Office Automation and Heritage Business Systems, to grow XBS’ foothold in key markets

◦	Launching new products such as the Xerox Baltoro™ HF Inkjet Press and the Xerox Adaptive CMYK Plus Technology to capture incremental production volume

•	Added and renewed several multi-year contracts with Fortune 500 and public sector clients such as Morgan Stanley, the Commonwealth of Massachusetts and the County of San Diego

•
On track to drive gross savings in 2019 of at least $640 million under Project Own It, Xerox’s enterprise-wide initiative to simplify operations, drive continuous improvement and free up capital to reinvest in the business

About Xerox
In the era of intelligent work, we’re not just thinking about the future, we’re making it. Xerox Corporation is a technology leader focused on the intersection of digital and physical. We use automation and next-generation personalization to redefine productivity, drive growth and make the world more secure. Every day, our innovative technologies and intelligent work solutions-Powered by Xerox ®-help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures for the second quarter 2019 and 2018 and full-year 2019 guidance:

•
Adjusted EPS, which excludes restructuring and related costs (including our share of Fuji Xerox restructuring), the amortization of intangible assets, transaction and related costs, net, and non-service retirement-related costs.

•	Adjusted operating margin and income, which exclude the EPS adjustments noted above as well as the remainder of other expenses, net.

•	Constant currency (CC) revenue growth, which excludes the effects of currency translation.

•	Free cash flow, which is cash flow from operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any potential termination or restructuring of our relationship with Fujifilm Holdings Corporation; the proposed holding company reorganization; the occurrence and timing of any closing of the proposed holding company reorganization; the shared services arrangements entered into by the Company as part of Project Own It; any potential strategic transaction involving our customer financing business and/or related assets; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2018 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:
Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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Xerox®, Baltoro™ and Powered by Xerox® are trademarks of Xerox in the United States and/or other countries.

XEROX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per-share data)	2019	2018	2019	2018
Revenues
Sales(1)	$825	$927	$1,575	$1,772
Services, maintenance and rentals(1)	1,403	1,515	2,796	3,034
Financing	61	68	124	139
Total Revenues	2,289	2,510	4,495	4,945
Costs and Expenses
Cost of sales(1)	552	593	1,016	1,125
Cost of services, maintenance and rentals(1)	807	883	1,628	1,782
Cost of financing	33	33	65	67
Research, development and engineering expenses	88	101	180	201
Selling, administrative and general expenses	519	624	1,067	1,252
Restructuring and related costs	37	34	149	62
Amortization of intangible assets	11	12	26	24
Transaction and related costs, net	4	58	4	96
Other expenses, net	38	39	77	69
Total Costs and Expenses	2,089	2,377	4,212	4,678
Income before Income Taxes & Equity Income(2)	200	133	283	267
Income tax expense	50	38	42	78
Equity in net income (loss) of unconsolidated affiliates	34	19	79	(49)
Net Income	184	114	320	140
Less: Net income attributable to noncontrolling interests	3	2	6	5
Net Income Attributable to Xerox	$181	$112	$314	$135

Basic Earnings per Share	$0.79	$0.42	$1.36	$0.50
Diluted Earnings per Share	$0.77	$0.42	$1.32	$0.50
____________________________
(1) Certain prior year amounts have been conformed to the current year presentation. See Appendix III for this change in presentation.
(2) Referred to as “Pre-Tax Income” throughout the remainder of this document.

XEROX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Net income	$184	$114	$320	$140
Less: Net income attributable to noncontrolling interests	3	2	6	5
Net Income Attributable to Xerox	181	112	314	135

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(4)	(322)	33	(146)
Unrealized (losses) gains, net	—	(3)	2	14
Changes in defined benefit plans, net	9	90	10	108
Other Comprehensive Income (Loss), Net Attributable to Xerox	5	(235)	45	(24)

Comprehensive Income (Loss), Net	189	(121)	365	116
Less: Comprehensive income, net attributable to noncontrolling interests	3	2	6	5
Comprehensive Income (Loss), Net Attributable to Xerox	$186	$(123)	$359	$111

XEROX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$712	$1,084
Accounts receivable, net	1,256	1,276
Billed portion of finance receivables, net	108	105
Finance receivables, net	1,177	1,218
Inventories	788	818
Other current assets	196	194
Total current assets	4,237	4,695
Finance receivables due after one year, net	2,064	2,149
Equipment on operating leases, net	399	442
Land, buildings and equipment, net	455	499
Investments in affiliates, at equity	1,472	1,403
Intangible assets, net	212	220
Goodwill	3,887	3,867
Deferred tax assets	739	740
Other long-term assets	1,219	859
Total Assets	$14,684	$14,874
Liabilities and Equity
Short-term debt and current portion of long-term debt	$866	$961
Accounts payable	1,052	1,091
Accrued compensation and benefits costs	312	349
Accrued expenses and other current liabilities	946	850
Total current liabilities	3,176	3,251
Long-term debt	3,962	4,269
Pension and other benefit liabilities	1,502	1,482
Post-retirement medical benefits	348	350
Other long-term liabilities	490	269
Total Liabilities	9,478	9,621

Convertible Preferred Stock	214	214

Common stock	225	232
Additional paid-in capital	3,124	3,321
Treasury stock, at cost	(131)	(55)
Retained earnings	5,391	5,072
Accumulated other comprehensive loss	(3,647)	(3,565)
Xerox shareholders’ equity	4,962	5,005
Noncontrolling interests	30	34
Total Equity	4,992	5,039
Total Liabilities and Equity	$14,684	$14,874

Shares of common stock issued	224,752	231,690
Treasury stock	(3,965)	(2,067)
Shares of Common Stock Outstanding	220,787	229,623

XEROX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Cash Flows from Operating Activities
Net Income	$184	$114	$320	$140
Adjustments required to reconcile Net Income to Cash flows from operating activities
Depreciation and amortization	110	138	228	276
Provisions	20	23	42	40
Net gain on sales of businesses and assets	—	(16)	(1)	(32)
Undistributed equity in net income of unconsolidated affiliates	(1)	(16)	(43)	52
Stock-based compensation	15	13	30	29
Restructuring and asset impairment charges	18	34	72	62
Payments for restructurings	(21)	(37)	(54)	(91)
Defined benefit pension cost	32	26	68	53
Contributions to defined benefit pension plans	(36)	(37)	(70)	(75)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(28)	(10)	11	36
Decrease (increase) in inventories	67	16	17	(71)
Increase in equipment on operating leases	(42)	(63)	(72)	(119)
Decrease in finance receivables	38	57	119	142
Decrease in other current and long-term assets	17	38	15	21
(Decrease) increase in accounts payable	(21)	(1)	(55)	43
Decrease in accrued compensation	(11)	(69)	(84)	(101)
Decrease in other current and long-term liabilities	(54)	(5)	(8)	(4)
Net change in income tax assets and liabilities	8	28	(13)	41
Net change in derivative assets and liabilities	2	(17)	10	(23)
Other operating, net	16	19	7	32
Net cash provided by operating activities	313	235	539	451
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(16)	(32)	(31)	(50)
Proceeds from sales of businesses and assets	—	16	1	32
Acquisitions, net of cash acquired	(38)	—	(42)	—
Other investing, net	—	1	—	1
Net cash used in investing activities	(54)	(15)	(72)	(17)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	1	(269)	(401)	(306)
Dividends	(60)	(68)	(122)	(135)
Payments to acquire treasury stock, including fees	(197)	—	(300)	—
Other financing, net	(21)	(2)	(23)	(15)
Net cash used in financing activities	(277)	(339)	(846)	(456)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	8	(28)	7	(19)
Decrease in cash, cash equivalents and restricted cash	(10)	(147)	(372)	(41)
Cash, cash equivalents and restricted cash at beginning of period	786	1,474	1,148	1,368
Cash, Cash Equivalents and Restricted Cash at End of Period	$776	$1,327	$776	$1,327

Revenues

	Three Months Ended June 30,				% of Total Revenue
(in millions)	2019	2018	% Change	CC % Change	2019	2018
Equipment sales	$504	$561	(10.2)%	(9.0)%	22%	22%
Post sale revenue	1,785	1,949	(8.4)%	(6.6)%	78%	78%
Total Revenue	$2,289	$2,510	(8.8)%	(7.2)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales(1)	$825	$927	(11.0)%	(9.7)%
Less: Supplies, paper and other sales(1)	(321)	(366)	(12.3)%	(10.9)%
Equipment Sales	$504	$561	(10.2)%	(9.0)%

Services, maintenance and rentals(1)	$1,403	$1,515	(7.4)%	(5.6)%
Add: Supplies, paper and other sales(1)	321	366	(12.3)%	(10.9)%
Add: Financing	61	68	(10.3)%	(8.2)%
Post Sale Revenue	$1,785	$1,949	(8.4)%	(6.6)%

Americas	$1,504	$1,612	(6.7)%	(6.3)%	66%	64%
EMEA	708	799	(11.4)%	(7.1)%	31%	32%
Other	77	99	(22.2)%	(22.2)%	3%	4%
Total Revenue(2)	$2,289	$2,510	(8.8)%	(7.2)%	100%	100%

Memo:
Xerox Services(3)	$853	$913	(6.6)%	(4.1)%	37%	36%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)	Certain prior year amounts have been conformed to the current year presentation. See Appendix III for this change in presentation.

(2)	Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

(3)
Excluding equipment revenue, Xerox Services was $753 million and $793 million in the second quarter 2019 and 2018, respectively, representing a decrease of 5.0% including a 2.1-percentage point unfavorable impact from currency.

Second quarter 2019 total revenue decreased 8.8% as compared to second quarter 2018, including a 1.6-percentage point unfavorable impact from currency, and an approximate 0.6-percentage point unfavorable impact from lower OEM sales. Second quarter 2019 total revenue reflected the following:

•
Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which is affected by installs and removals, but also by the page volumes generated from the usage of such devices, and the revenue per printed page. Post sale revenue decreased 8.4% as compared to second quarter 2018, including a 1.8-percentage point unfavorable impact from currency, and reflected the following:

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Xerox Services offerings. These revenues decreased 7.4% as compared to the second quarter 2018, including a 1.8-percentage point unfavorable impact from currency. The decline at constant currency[1] reflected the continuing trend of lower page volumes (including a higher mix of lower usage products), an ongoing competitive price environment, and a lower population of devices, which are partially associated with continued lower Enterprise signings and lower installs in prior periods.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 12.3% as compared to second quarter 2018, including a 1.4-percentage point unfavorable impact from currency and a 1.8-percentage point unfavorable impact from lower OEM sales. Excluding the impact from OEM sales, the decline at constant currency[1] reflected the impact of lower supplies revenues primarily from our developing market regions and from our indirect channel in the U.S. associated with lower page volume trends, as well as timing of sales associated within our two-tier distribution and lower paper sales from developing markets in eastern Europe.

◦
Financing revenue is generated from financed equipment sale transactions. The 10.3% decline in these revenues reflected a continued decline in the finance receivables balance due to lower equipment sales in prior periods and included a 2.1-percentage point unfavorable impact from currency.

	Three Months Ended June 30,				% of Equipment Sales
(in millions)	2019	2018	% Change	CC % Change	2019	2018
Entry	$52	$62	(16.1)%	(14.5)%	10%	11%
Mid-range	350	390	(10.3)%	(9.3)%	70%	70%
High-end	97	100	(3.0)%	(0.5)%	19%	18%
Other	5	9	(44.4)%	(44.4)%	1%	1%
Equipment Sales	$504	$561	(10.2)%	(9.0)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

•
Equipment sales revenue decreased 10.2% as compared to second quarter 2018, including a 1.2-percentage point unfavorable impact from currency as well as the impact of price declines of approximately 5%. The decline at constant currency[1] was primarily driven by lower sales of our office-centric devices (entry and mid-range products) partially affected by a challenging comparison against the period of highest equipment revenue growth in the prior year. The decline at constant currency[1] reflected the following:

◦	Entry - The decrease reflected primarily lower sales of ConnectKey devices through our indirect channel in the U.S.

◦
Mid-range - The decrease reflected lower sales of Connect Key devices. The majority of the decline was in North America, reflecting primarily the continued transitional impact associated with recently implemented organizational changes in our XBS sales organization (as part of our Project Own It transformation actions), which included the transitioning of accounts to implement coverage changes, consolidation of real estate locations and the reduction of management layers. The decrease also reflected lower activity and a lack of large deals in EMEA.

◦
High-end - The decrease was led by continued lower sales of black-and-white systems partially offset by higher sales of color systems associated with continued demand for our Iridesse production press and higher installs of our Inkjet cut-sheet systems. Lower sales of our iGen and Versant production systems also contributed to the decline.

Our rate of revenue decline in the second quarter 2019 was impacted by organizational changes, primarily in North
America. While this impact gradually mitigated during the quarter, it still remains and we recognize that the implementation of our strategic initiatives to transform the company for long-term sustainability (including offering, go-to-market, sales coverage and cost structure changes) will continue to impact our revenues in the near term. As a result, we now expect our revenues to decline approximately 6% for the year, excluding an approximate 1.0-
percentage point unfavorable impact from currency, compared to our previous guidance of approximately a 5% decline, excluding an approximate 1.0-percentage point unfavorable impact from currency.
Total Installs
Installs reflect new placement of devices only. Revenue associated with equipment installations may be reflected up-front in Equipment sales or over time either through rental income or as part of our Xerox Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Installs include activity from Xerox Services and Xerox-branded products shipped to our XBS sales unit. Detail by product group (see Appendix II) is shown below:

Entry2

•	12% decrease in color multifunction devices reflecting lower installs of ConnectKey devices from our indirect channels in the U.S. and low-end devices from EMEA.

•	1% increase in black-and-white multifunction devices driven by higher activity from our EMEA organization, including low-end devices in developing market regions.

Mid-Range3

•
12% decrease in mid-range color installs reflecting lower installs of ConnectKey devices. The decrease was significantly impacted by lower activity as a result of the transitional impact associated with recently implemented organizational changes in our XBS sales organization (as part of our Project Own It transformation actions), which included the transitioning of accounts to implement coverage changes, consolidation of real estate locations and the reduction of management layers. The decrease also reflected lower activity and a lack of large deals in EMEA, as well as a challenging comparison against the period with the highest activity growth in the prior year, partially due to the timing of our ConnectKey product launch.

•	9% decrease in mid-range black-and-white reflecting lower installs of ConnectKey devices primarily from EMEA. The decline also reflected market trends.
High-End3

•
1% increase in high-end color installs reflecting continued demand for our Iridesse production press in EMEA and higher installs of our inkjet cut-sheet systems. Lower activity from iGen and Versant production systems provided a partial headwind.

•	33% decrease in high-end black-and-white systems reflecting market trends.

___________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	When combined with OEM sales, Entry color multifunction devices decreased 19%, while Entry black-and-white multifunction devices decreased 11%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices decreased 12%, and High-end color systems increased 1%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
(in millions)	2019	2018	B/(W)
Gross Profit	$897	$1,001	$(104)
RD&E	88	101	13
SAG	519	624	105

Equipment Gross Margin	28.8%	32.0%	(3.2) pts.
Post sale Gross Margin	42.0%	42.1%	(0.1) pts.
Total Gross Margin	39.2%	39.9%	(0.7) pts.
RD&E as a % of Revenue	3.8%	4.0%	0.2 pts.
SAG as a % of Revenue	22.7%	24.9%	2.2 pts.

Pre-tax Income	$200	$133	$67
Pre-tax Income Margin	8.7%	5.3%	3.4 pts.

Adjusted(1) Operating Profit	$290	$276	$14
Adjusted(1) Operating Margin	12.7%	11.0%	1.7 pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Second quarter 2019 pre-tax income margin of 8.7% increased 3.4-percentage points as compared to second quarter 2018. The increase was primarily driven by lower Transaction and related costs, net as well as lower operating expenses, primarily reflecting the net benefit from our Project Own It transformation actions, which more than offset the adverse impact of lower revenues.
Adjusted1 Operating Margin
Second quarter 2019 adjusted1 operating margin of 12.7% increased by 1.7-percentage points as compared to second quarter 2018 primarily reflecting the impact of SAG reductions and cost productivity associated with our Project Own It transformation actions, which more than offset the pace of revenue decline and an approximate 0.3-percentage point unfavorable impact from transaction currency. The increase also reflected a $20 million favorable impact from higher costs in the prior year related to the termination of an IT project and the accelerated depreciation associated with the exit of a surplus real estate facility.
____________________________
(1) Refer to the Operating Income and Margin reconciliation table in the “Non-GAAP Financial Measures” section.
Gross Margin
Second quarter 2019 gross margin of 39.2% decreased by 0.7-percentage points compared to second quarter 2018, due to lower equipment gross margin, which reflected the unfavorable volume and mix impacts of lower sales, primarily from mid-range equipment in our XBS organization, as well as targeted price actions partially offset by cost productivity. The decrease also included the unfavorable impact of transaction currency.
Second quarter 2019 equipment gross margin of 28.8% decreased by 3.2-percentage points as compared to second quarter 2018, including an approximate 0.8-percentage point unfavorable impact from transaction currency and also reflecting the unfavorable volume and mix impacts of lower sales, primarily from mid-range equipment in our XBS organization, as well as targeted price actions partially offset by cost productivity.
Second quarter 2019 post sale gross margin of 42.0% decreased by 0.1-percentage points as compared to second quarter 2018 driven by the impact of lower revenues, almost entirely offset by productivity and restructuring savings associated with our Project Own It transformation actions.

Research, Development and Engineering Expenses (RD&E)
Second quarter 2019 RD&E as a percentage of revenue of 3.8% decreased by 0.2-percentage points as compared to second quarter 2018, as expenses declined at a higher rate than revenue, partially due to timing of projects that will ramp later in the year.
RD&E of $88 million decreased $13 million as compared to second quarter 2018 and reflected cost productivity and restructuring savings from our Project Own It transformation actions.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 22.7% decreased by 2.2-percentage points as compared to second quarter 2018, primarily reflecting the benefit from productivity and restructuring associated with our Project Own It transformation actions.
SAG of $519 million decreased by $105 million as compared to second quarter 2018, reflecting productivity and restructuring savings associated with our Project Own It transformation actions as well as favorable impacts of approximately $9 million from translation currency and $20 million from higher costs in the prior year related to the termination of an IT project and the accelerated depreciation associated with the exit of a surplus real estate facility. Bad debt expense of $12 million was flat compared to second quarter 2018 and on a trailing twelve-month basis (TTM) remained at less than one percent of total receivables.
Restructuring and Related Costs
During the second half of 2018, we started our Project Own It transformation initiative. The primary goal of this initiative is to improve productivity by driving end-to-end transformation of our processes and systems to create greater focus, speed, accountability and effectiveness and to reduce costs. We incurred restructuring and related costs of $37 million for the second quarter 2019 primarily related to costs to implement initiatives under our business transformation projects including Project Own It. The following is a breakdown of those costs:

(in millions)	Three Months Ended June 30, 2019
Restructuring Severance (1)	$13
Asset Impairments (2)	10
Other contractual termination costs (3)	3
Net reversals (4)	(8)
Restructuring and asset impairment costs	18
Retention related severance/bonuses (5)	11
Consulting and other costs (6)	8
Total	$37
___________________

(1)	Reflects headcount reductions of approximately 150 employees worldwide.

(2)
Primarily related to the exit and abandonment of leased and owned facilities. The charge includes the accelerated write-off of $8 million for leased right-of-use asset balances and $2 million for owned asset balances upon exit from the facility net of any potential sublease income and other recoveries.

(3)	Primarily include additional costs incurred upon the exit from our facilities including decommissioning costs and associated contractual termination costs.

(4)	Reflects net reversals for changes in estimated reserves from prior period initiatives as well as $2 million in favorable adjustments from the early termination of prior period impaired leases.

(5)	Includes retention related severance and bonuses for employees expected to continue working beyond their minimum notification period before termination.

(6)	Represents professional support services associated with our business transformation initiatives.

Second quarter 2019 actions impacted several functional areas, with approximately 15% focused on gross margin improvements, approximately 80% focused on SAG reductions, and the remainder focused on RD&E optimization.
The implementation of our Project Own It initiatives as well as other strategic initiatives is expected to result in significant cost savings in 2019 and future years. However, as noted in the discussion on Revenues, the implementation of these initiatives negatively impacted our revenues in the first half of 2019. The impact on our revenues from these initiatives began to moderate late in the second quarter, and we expect to make further progress reducing the impact from these initiatives on our revenues in the second half of 2019. Nevertheless, any expected savings associated with these initiatives may continue to be offset to some extent until initiatives are fully implemented and stabilized.

Second quarter 2018 restructuring and related costs of $34 million included $40 million of severance costs related to headcount reductions of approximately 550 employees worldwide. These costs were partially offset by $6 million of net reversals for changes in estimated reserves from prior period initiatives. Second quarter 2018 actions impacted several functional areas, with approximately 30% focused on gross margin improvements, approximately 65% on SAG reductions, and the remainder focused on RD&E optimization.
The restructuring reserve balance as of June 30, 2019 for all programs was $69 million, of which $67 million is expected to be spent over the next twelve months.
Transaction and Related Costs, Net
There were $4 million of Transaction and related costs, net recognized during the second quarter 2019 as compared to $58 million during second quarter 2018. We continue to pursue additional recoveries from insurance carriers and other parties for costs and expenses related to the terminated Fuji transaction and related shareholder litigation and therefore additional recoveries and adjustments may be recorded in future periods, when finalized.
Amortization of Intangible Assets
Second quarter 2019 Amortization of intangible assets of $11 million decreased by $1 million compared to second quarter 2018.
Worldwide Employment
Worldwide employment was approximately 27,900 as of June 30, 2019 and decreased by approximately 4,500 from December 31, 2018. The reduction resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be backfilled, as well as the impact of organizational changes including employees transferred as part of the shared services arrangement recently entered into with HCL Technologies.
Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2019	2018
Non-financing interest expense	$26	$27
Non-service retirement-related costs	10	25
Interest income	(3)	(4)
Gains on sales of businesses and assets	—	(16)
Currency losses, net	—	1
All other expenses, net	5	6
Other expenses, net	$38	$39

Non-financing interest expense
Second quarter 2019 non-financing interest expense of $26 million was $1 million lower than second quarter 2018. When combined with financing interest expense (Cost of financing), total interest expense decreased by $1 million from second quarter 2018 primarily due to a lower debt balance.
Non-service retirement-related costs
Second quarter 2019 non-service retirement-related costs were $15 million lower than second quarter 2018, primarily driven by the favorable impact of a 2018 amendment to our U.S. Retiree Health Plan partially offset by higher losses from pension settlements in the U.S.
Gains on sales of businesses and assets
Second quarter 2019 gains on sales of businesses and assets were $16 million lower than second quarter 2018, reflecting the prior year sale of non-core business assets.
Income Taxes
Second quarter 2019 effective tax rate was 25.0%. On an adjusted1 basis, second quarter 2019 effective tax rate was 25.6%. These rates were higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net, and non-service retirement-related costs.

Second quarter 2018 effective tax rate was 28.6%. On an adjusted1 basis, second quarter 2018 effective tax rate was 26.7%. These rates were higher than the U.S. federal statutory tax rate of 21% primarily due to impacts associated with the 2017 Tax Act, as well as state taxes and the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net, and non-service retirement-related costs.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.
______________

(1)	Refer to the Effective Tax Rate reconciliation table in the "Non-GAAP Financial Measures" section.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Second quarter 2019 equity income of $34 million increased $15 million compared to second quarter 2018, primarily reflecting the savings from restructuring partially offset by $3 million of higher year-over-year charges related to our share of Fuji Xerox after-tax restructuring and other charges.
Net Income
Second quarter 2019 net income attributable to Xerox was $181 million, or $0.77 per diluted share. On an adjusted1 basis, net income attributable to Xerox was $233 million, or $0.99 per diluted share. Second quarter 2019 adjustments to net income included Restructuring and related costs, Amortization of intangible assets, Transaction and related cost, net, and non-service retirement-related costs.
Second quarter 2018 net income attributable to Xerox was $112 million, or $0.42 per diluted share. On an adjusted1 basis, net income attributable to Xerox was $213 million, or $0.80 per diluted share. Second quarter 2018 adjustments to net income included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net, and non-service retirement-related costs.

___________

(1)	Refer to the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.

Capital Resources and Liquidity
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended June 30,
(in millions)	2019	2018	Change
Net cash provided by operating activities	$313	$235	$78

Net cash used in investing activities	(54)	(15)	(39)

Net cash used in financing activities	(277)	(339)	62

Effect of exchange rate changes on cash, cash equivalents and restricted cash	8	(28)	36
Decrease in cash, cash equivalents and restricted cash	(10)	(147)	137
Cash, cash equivalents and restricted cash at beginning of period	786	1,474	(688)
Cash, Cash Equivalents and Restricted Cash at End of Period	$776	$1,327	$(551)
Cash Flows from Operating Activities
Net cash provided by operating activities was $313 million in second quarter 2019. The $78 million increase in operating cash from second quarter 2018 was primarily due to the following:

•	$58 million increase from accrued compensation primarily related to the year-over-year timing of employee incentive payments.

•	$51 million increase primarily due to lower levels of inventories partially reflecting lower sales volume.

•	$30 million increase in dividends received from equity investments primarily due to increased net income from Fuji Xerox.

•	$21 million increase due to lower placements of equipment on operating leases.

•	$17 million increase due to prior year net payments of $17 million for transaction and related costs as compared to none in the second quarter 2019.

•	$16 million increase from lower restructuring payments primarily due to timing.

•
$48 million decrease due to payments associated with restructuring related costs primarily for our contractual severance obligation incurred as part of the shared service arrangement with HCL Technologies and professional support services associated with our business transformation initiatives.

•	$32 million decrease from higher net tax payments primarily due to the timing and a prior year tax refund of $10 million in Europe.

•	$19 million decrease due to a lower net run-off of finance receivables.

•	$18 million decrease from accounts receivable primarily due to the timing of collections.
Cash Flows from Investing Activities
Net cash used in investing activities was $54 million in second quarter 2019. The $39 million change from second quarter 2018 was primarily due to the following:

•	$38 million decrease due to two acquisitions.

•	$16 million decrease primarily due to the sale of non-core business assets in 2018.

•	$16 million increase reflecting lower capital expenditures.
Cash Flows from Financing Activities
Net cash used in financing activities was $277 million in second quarter 2019. The $62 million decrease in the use of cash from second quarter 2018 was primarily due to the following:

•
$270 million decrease from net debt activity primarily due to payments of $265 million on Senior Notes and $6 million of bridge facility costs in prior year compared to no Senior Notes activity in second quarter 2019.

•	$197 million increase due to share repurchases.
Adoption of New Leasing Standard
On January 1, 2019, we adopted ASU 2016-02, Leases (ASC Topic 842). This update, as well as additional amendments and targeted improvements issued in 2018 and early 2019, supersedes existing lease accounting guidance found under ASC 840, Leases (ASC 840) and requires the recognition of right-of-use (ROU) assets and lease obligations by lessees for those leases originally classified as operating leases under prior lease guidance.
Upon adoption, we applied the transition option, whereby prior comparative periods are not retrospectively presented in the Condensed Consolidated Financial Statements. Lessee accounting - the adoption of this update resulted in an increase to assets and related liabilities of approximately $385 million (approximately $440 million undiscounted) primarily related to leases of facilities. Lessor accounting - the adoption of this update resulted in an increase to equipment sales of approximately $8 million in second quarter 2019 as compared to second quarter 2018. The adoption of the new standard did not, nor is it expected to, have a material impact on our results of operations or cash flows.

Operating leases ROU assets, net and operating lease liabilities were reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	June 30, 2019
Other long-term assets	$319

Other current liabilities	$92
Other long-term liabilities	254
Total Operating lease liabilities	$346
Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with ongoing litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash is expected to be contractually or judicially released.

(in millions)	June 30, 2019	December 31, 2018
Cash and cash equivalents	$712	$1,084
Restricted cash
Litigation deposits in Brazil	64	61
Other restricted cash	—	3
Total Restricted cash	64	64
Cash, cash equivalents and restricted cash	$776	$1,148

Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	June 30, 2019	December 31, 2018
Other current assets	$—	$1
Other long-term assets	64	63
Total Restricted cash	$64	$64

Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	June 30, 2019	December 31, 2018
Principal debt balance(1)	$4,867	$5,281
Net unamortized discount	(21)	(25)
Debt issuance costs	(21)	(25)
Fair value adjustments(2)
- terminated swaps	1	2
- current swaps	2	(3)
Total Debt	$4,828	$5,230
____________________________

(1)	Includes Notes Payable of $1 million as of June 30, 2019. There were no Notes Payable as of December 31, 2018.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	June 30, 2019	December 31, 2018
Total finance receivables, net(1)	$3,349	$3,472
Equipment on operating leases, net	399	442
Total Finance Assets, net(2)	$3,748	$3,914
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2018 includes an increase of $4 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2019	December 31, 2018
Finance receivables debt(1)	$2,930	$3,038
Equipment on operating leases debt	349	387
Financing debt	3,279	3,425
Core debt	1,549	1,805
Total Debt	$4,828	$5,230
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.

Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days.
Accounts receivable sales activities were as follows:

	Three Months Ended June 30,
(in millions)	2019	2018
Accounts receivable sales(1)	$110	$128
Estimated increase to operating cash flows(2)	5	26
____________________________

(1)
Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.

(2)	Represents the difference between current and prior period accounts receivable sales adjusted for the effects of currency.

Corporate Reorganization
On March 6, 2019, the Xerox Board of Directors approved a reorganization (the “Reorganization”) of the Company's corporate structure into a holding company structure, pursuant to which Xerox Corporation will become a direct, wholly-owned subsidiary of a new holding company, Xerox Holdings Corporation. The purpose of the Reorganization is to provide the Company with strategic, operational and financial flexibility. The business operations, directors and executive officers of the Company will not change as a result of the Reorganization.
The Reorganization is intended to be implemented via a tax-free transaction for U.S. federal income tax purposes that will result in each holder of Xerox Corporation’s common stock owning the same number of shares of common stock in Xerox Holdings Corporation and each holder of Xerox Corporation’s preferred stock owning the same number of shares of preferred stock in Xerox Holdings Corporation. It is expected that the directors and executive officers of Xerox Corporation will also serve in the same capacities for Xerox Holdings Corporation and that shares of Xerox Holdings Corporation's common stock will trade on the New York Stock Exchange under Xerox Corporation’s current ticker symbol “XRX.”
The Reorganization received regulatory approval and was approved by shareholders at the annual shareholders meeting held on May 21, 2019, and is expected to be completed by July 31, 2019. Upon the completion of the Reorganization, it is anticipated that Xerox Holdings Corporation will become a guarantor of Xerox Corporation's existing Credit Facility as well as certain future senior note issuances by Xerox Corporation.
Shared Services Arrangement with HCL Technologies
In March 2019, as part of Project Own It, we entered into a shared services arrangement with HCL Technologies (HCL) pursuant to which we are outsourcing certain global administrative and support functions, including, among others, selected information technology, order to collection and finance functions (excluding accounting). The transition of these functions to HCL is expected to take up to 18 months. HCL is expected to make certain up-front and ongoing investments in software, tools and other technology to consolidate, optimize and automate the transferred functions with the goal of providing improved service levels and significant cost savings. The shared services arrangement with HCL includes a total aggregate spending commitment by us of approximately $1.3 billion over the next 7 years. However, we can terminate the arrangement at any time at our discretion, subject to payment of termination fees that decline over the term or for cause. The spending commitment excludes restructuring and related costs we are expected to incur in connection with the transition of the contemplated functions. See Restructuring and Related Costs within the Costs, Expenses and Other Income section. The transfer of employees in certain countries associated with the HCL arrangement is subject to compliance with works council and other employment regulatory requirements in those countries, which may delay the transfer as well as the expected savings from the arrangement.
During the second quarter 2019, we incurred net charges of approximately $30 million associated with this arrangement, which only reflects the cost associated with the employees transferred to date. The cost has been allocated to the various functional expense lines in the Condensed Consolidated Income Statement based on an assessment of the nature and amount of the costs incurred for the various transferred functions prior to their transfer to HCL.
Potential Customer Financing Transaction
In connection with the Company's initiative to simplify and optimize its operations, the Company is currently exploring the possibility and feasibility of a strategic transaction involving its customer financing business and/or related assets. That process includes discussions of various transaction structures with potential counterparties. No decision or commitment has been made by management or the Company's Board of Directors regarding specific terms or potential structures of any such transaction, and there can be no assurance that the process will result in a transaction. If such a transaction were to occur, the use of any potential proceeds received as a result of the transaction would not be finally determined until after an agreement is signed.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any potential termination or restructuring of our relationship with Fujifilm Holdings Corporation; the proposed holding company reorganization; the occurrence and timing of any closing of the proposed holding company reorganization; the shared services arrangements entered into by the Company as part of Project Own It; any potential strategic transaction involving our customer financing business and/or related assets; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2018 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the second quarter 2019 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net Income and Earnings per share (EPS)

•	Effective Tax Rate

The above measures were adjusted for the following items:

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Transaction and related costs, net: Transaction and related costs, net are expenses incurred in connection with Xerox's planned transaction with Fuji, which was terminated in May 2018, as well as costs and expenses related to the previously disclosed settlement agreement reached with certain shareholders and litigation related to the terminated transaction and other shareholder actions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned combination transaction and the related shareholder settlement agreement and litigation. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•
Restructuring and other charges - Fuji Xerox: We adjust our 25% share of Fuji Xerox’s net income for similar items noted above such as Restructuring and related costs and Transaction and related costs, net based on the same rationale discussed above.

We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation

	Three Months Ended June 30, 2019		Three Months Ended June 30, 2018
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$181	$0.77	$112	$0.42
Adjustments:
Restructuring and related costs	37		34
Amortization of intangible assets	11		12
Transaction and related costs, net	4		58
Non-service retirement-related costs	10		25
Income tax on adjustments(2)	(17)		(32)
Restructuring and other charges - Fuji Xerox(3)	7		4
Adjusted	$233	$0.99	$213	$0.80
Dividends on preferred stock used in adjusted EPS calculation(4)		—		—
Weighted average shares for adjusted EPS(4)		235		265
Fully diluted shares at end of period(5)		232
____________________________

(1)	Net income and EPS attributable to Xerox.

(2)	Refer to Effective Tax Rate reconciliation.

(3)	Other charges represent costs associated with the terminated combination transaction.

(4)
For those periods that exclude the preferred stock dividend, the average shares for the calculations of diluted EPS include 7 million shares associated with our Series B convertible preferred stock, as applicable.

(5)
Represents common shares outstanding at June 30, 2019 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the second quarter 2019.

Effective Tax Rate reconciliation

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported	$200	$50	25.0%	$133	$38	28.6%
Non-GAAP Adjustments(1)	62	17		129	32
Adjusted(2)	$262	$67	25.6%	$262	$70	26.7%
____________________________
(1) Refer to Net Income and EPS reconciliation for details.

(2)
The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$200	$2,289	8.7%	$133	$2,510	5.3%
Adjustments:
Restructuring and related costs	37			34
Amortization of intangible assets	11			12
Transaction and related costs, net	4			58
Other expenses, net	38			39
Adjusted	$290	$2,289	12.7%	$276	$2,510	11.0%
____________________________

(1)	Pre-Tax Income and revenue.

Free Cash Flow reconciliation

	Three Months Ended June 30,
(in millions)	2019	2018
Reported(1)	$313	$235
Capital Expenditures	(16)	(32)
Free Cash Flow	$297	$203
____________________________

(1)	Net cash provided by operating activities.

Guidance
Earnings per Share

	FY 2019
(in millions, except per share amounts)	Net Income	EPS
Estimated(1)	$700	~$2.90 - $3.05
Adjustments:
Restructuring and related costs(2)	237
Amortization of intangible assets	40
Non-service retirement-related costs	40
Income tax on adjustments	(70)
Tax Act	(35)
Adjusted	$912	~$3.80 - $3.95

Weighted average shares for adjusted EPS		~ 235
____________________________

(1)	Net Income and EPS attributable to Xerox

(2)	Includes $19 million of Fuji Xerox related costs in first half 2019.

APPENDIX I
Xerox Corporation
Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Basic Earnings per Share:
Net Income Attributable to Xerox	$181	$112	$314	$135
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net income available to common shareholders	$178	$109	$307	$128
Weighted average common shares outstanding	223,606	254,895	226,040	254,791

Basic Earnings per Share	$0.79	$0.42	$1.36	$0.50

Diluted Earnings per Share:
Net Income Attributable to Xerox	$181	$112	$314	$135
Accrued dividends on preferred stock	—	(3)	—	(7)
Adjusted net income available to common shareholders	$181	$109	$314	$128
Weighted average common shares outstanding	223,606	254,895	226,040	254,791
Common shares issuable with respect to:
Stock options	65	—	34	—
Restricted stock and performance shares	4,866	3,052	4,637	2,931
Convertible preferred stock	6,742	—	6,742	—
Adjusted weighted average common shares outstanding	235,279	257,947	237,453	257,722

Diluted Earnings per Share	$0.77	$0.42	$1.32	$0.50

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	848	1,097	879	1,097
Restricted stock and performance shares	2,357	4,329	2,587	4,450
Convertible preferred stock	—	6,742	—	6,742
Total Anti-Dilutive Securities	3,205	12,168	3,466	12,289

Dividends per Common Share	$0.25	$0.25	$0.50	$0.50

APPENDIX II
Xerox Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:

•	Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.

•	EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.

•	Other, primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Xerox Services, formerly known as Managed Document Services (MDS), which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings are Intelligent Workplace Services (IWS), which is our rebranded Managed Print Services, as well as Digital and Cloud Print Services (including centralized print services). Xerox Services also includes Communication and Marketing Solutions that were previously excluded from our former MDS definition.

APPENDIX III
Change in Presentation

During first quarter 2019, we realigned portions of our business to support our new revenue strategy. This realignment included the combination and consolidation of certain sales units to better service customers consistently across the company. In connection with that realignment, we changed the classification of revenues and those related costs from certain service arrangements to consistently conform the presentation of those amounts among our various business units. Prior year amounts were also revised as follows to conform with the 2019 presentation. The revised presentation does not impact total revenues, total expenses or net income.

	Three Months Ended June 30, 2018
	As Reported	Change	As Revised
Sales	$1,017	$(90)	$927
Services, maintenance and rentals	1,425	90	1,515

Cost of sales	$622	$(29)	$593
Cost of services, maintenance and rentals	854	29	883